Exhibit 10.1

KANBAY INTERNATIONAL, INC.

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made and entered into by and among Kanbay International, Inc., a Delaware corporation (the “Company”), Kanbay Incorporated, an Illinois corporation (“Kanbay”) and Robert A. Williams (“Executive”) as of September 26, 2006 (the “Effective Date”).

WHEREAS, it is in the best interests of Kanbay, the Company, and the Company’s stockholders to assure Executive’s continued dedication to Kanbay and the Company; and

WHEREAS, any consideration by Kanbay and the Company of strategic transactions such as mergers and acquisitions would inevitably create personal uncertainties for Executive, and therefore distract Executive from the business of Kanbay and the Company; and

WHEREAS, it is in the best interests of Kanbay, the Company and the Company’s stockholders to retain Executive’s dedication and reduce distractions by providing Executive with compensation arrangements in the event of certain terminations of Executive’s employment, including terminations in connection with a strategic transaction, as more fully provided herein.

NOW, THEREFORE, in consideration of and reliance upon the foregoing background statement and the covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Kanbay, the Company and Executive agree as follows:

1.                                       DEFINITIONS

1.1           “Affiliate” shall mean any corporation or other business entity that is a parent or subsidiary of the Company, including ownership of 50% or more of the voting or profits interests of the corporation or other business entity.

1.2           “Base Salary” shall mean the annual Base Salary payable to Executive so long as the Company or an Affiliate employs Executive.

1.3           “Board” shall mean the Board of Directors of the Company.

1.4           “Cause” shall mean any of the following: (i) Executive’s commission of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Company or an Affiliate, monetarily, reputationally or otherwise; (ii) Executive’s commission or conviction of, or plea of nolo contendere to, any felony or any crime or offense involving dishonesty or fraud or that is significantly injurious to the Company or an Affiliate, monetarily, reputationally or otherwise; (iii) Executive’s willful neglect of or continued failure to substantially perform, in any material respect, his duties (as assigned to Executive from time to time) or obligations (including a violation of policy) to the Company or an Affiliate other than any such failure resulting from his incapacity due to physical or mental illness; or (iv) Executive’s abuse of illegal drugs or other controlled substances or habitual intoxication.  For purposes of this Section, an act or omission is “willful” if it was knowingly done, or knowingly omitted to be done, by Executive not in good faith and without reasonable belief that the act or omission was in the best interest of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.  The Company has the discretion, in other circumstances, to determine in good faith, from all the facts and circumstances reasonably available to it, whether Executive who is under investigation for, or has been charged with, a crime will be deemed to have committed it for purposes of this Agreement.

1.5           “Change in Control” shall mean the occurrence of any one or more of the following:

(a)           Any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), including a “group” (as defined in Section 13(d)(3) of the Exchange Act), other than (i) the Company, (ii) any wholly-owned subsidiary of the Company, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company having fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business) (the “Company Voting Securities”); provided, however, that the event described in this Section 1.5(a) shall not be deemed to be a Change in Control by virtue of any underwriter temporarily holding securities pursuant to an offering of such securities;

(b)           During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the stockholders of the Company, of each new director of the Company during such period was approved by a vote of at least two-thirds of the Incumbent Directors then still in office;

(c)           As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of all or substantially all of the assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the securities of the Company entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

(d)           The stockholders of the Company approve a plan of complete liquidation of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than fifty percent (50%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided, however, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control transaction shall then occur.

Further notwithstanding the foregoing, unless a majority of the Incumbent Directors determines otherwise, no Change in Control shall be deemed to have occurred with respect to a particular Executive if the Change in Control results from actions or events in which such Executive is a participant in a capacity other than solely as an officer, employee or director of the Company or an Affiliate.

1.6           “Good Reason” shall mean any one of the following events, without Executive’s written consent: (i) the assignment to Executive of duties materially inconsistent with Executive’s then-current level of authority or responsibilities, or any other action by the Company or an Affiliate that results in a material diminution in Executive’s position, compensation, authority, duties or responsibilities; (ii) a breach by the Company or an Affiliate of any material term or covenant of any agreement with Executive; (iii) a requirement that Executive be based at any office or location that is more than thirty-five (35) miles from the Executive’s principal office location immediately preceding a Change in Control; or (iv) a failure by any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or the Affiliate employing Executive to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or an Affiliate would be required to perform it if no such succession had taken place.  Executive must provide the Company written notice of any claim of Good Reason within ninety (90) days after the occurrence of any action/inaction giving rise to such claim, and the Company or its Affiliate will have thirty (30) days to cure such claim.

2.                                      TERMINATIONS OF EMPLOYMENT TRIGGERING SEVERANCE BENEFITS

2.1           Subject to Section 2.2, and provided that Executive has executed a full and complete release of the Company and its Affiliates (and their related parties) from any and all claims, in a form prepared by the Company, the Company or an Affiliate will provide Executive with the benefits set forth in Section 3 if Executive’s employment is terminated for the following reasons (“Qualifying Terminations”): (i) by the Company or an Affiliate without Cause at any time; or (ii) by Executive for Good Reason within eighteen (18) months after the effective date of a Change in Control.

2.2           In no event will benefits be payable to Executive under this Agreement in the event of termination due to Executive’s death, disability, retirement, termination by the Company or an Affiliate for Cause, or voluntary termination by Executive without Good Reason.

2.3           Notwithstanding the foregoing, the following payments will be made upon Executive’s termination of employment for any reason or no reason:  (i) earned but unpaid Base Salary through the date of termination; (ii) any accrued but unpaid vacation; (iii) any amounts payable under any employee pension or welfare benefit plans of the Company or an Affiliate in accordance with the terms of those plans; and (iv) unreimbursed business expenses incurred by Executive on behalf of the Company or an Affiliate (in accordance with existing expense reimbursement policies of the Company or an Affiliate).

3.                                      TERMINATION BENEFITS

3.1           Subject to the conditions set forth in Section 2, and so long as Executive has not violated and does not violate any of the terms of this Agreement, the following benefits shall be paid or provided to Executive in the event Executive’s employment is terminated in a Qualifying Termination:

(a)           Salary Continuation.  The Company or an Affiliate will pay Executive severance pay consisting of bi-weekly pay checks in an amount based on Executive’s Base Salary on the date of termination (less applicable deductions for federal and state taxes and FICA) for a period of six (6) months following the date of termination.  The severance pay will be paid on regularly scheduled pay dates.  Notwithstanding the foregoing, no payments under this Section 3.1(a) shall commence prior to the effective date of the release of claims being provided to the Company and its Affiliates by Executive under Section 2.1 (including the expiration of any revocation period required by law in connection with such release).

(b)           Incentive Plan Vesting.  All awards under the Kanbay International, Inc. Stock Incentive Plan, or any similar or successor plan, held by Executive shall immediately become exercisable in full, all restrictions applicable to such awards shall lapse, and all performance measures with respect to such awards shall be deemed satisfied in full.  Executive will have a period of time following the date of termination, as stated in Kanbay International, Inc. Stock Incentive Plan or the applicable Award Agreement issued thereunder, during which Executive may exercise his awards, if any.  Except as specifically stated in this Section 3.1(b), this Agreement shall not be construed to amend, modify or supersede any of the provisions of the Kanbay International, Inc. Stock Incentive Plan, or any similar or successor plan, or any applicable Award Agreement issued thereunder.

(c)           Health Benefits.  To the extent permissible under applicable law, the Company or an Affiliate shall continue to provide coverage to Executive (and to Executive’s spouse and dependents) under the health and welfare benefit plans the Company or an Affiliate maintains for active employees following Executive’s Qualifying Termination, at the same cost to Executive and under the same terms applicable to active employees (and their dependents), for a period of eighteen (18) months after Executive’s Qualifying Termination.  Notwithstanding the foregoing, if Executive becomes employed with another employer during such eighteen (18) month period and is eligible to receive substantially comparable health and welfare benefits from such employer, the obligation of the Company and its Affiliates to provide the benefits described in this Section 3.1(c) shall cease.

3.2           Taxation and Withholding.  Neither the Company nor any Affiliate makes any representations or warranties with respect to, and has no responsibility or liability for, the personal tax consequences of this Agreement to Executive.  The Company and its Affiliates may make such provisions and take such steps as they may deem necessary or appropriate for the withholding of any taxes that the Company or any Affiliate is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with this Agreement.

3.3           Executive’s Death.  If Executive dies before the completion of any payments or benefits required under this Section 3, the Company or an Affiliate will make or continue payments and benefits to Executive’s surviving spouse, if any, or Executive’s estate in accordance with this Section.

4.                                      RESTRICTIVE COVENANTS

4.1           Trade Secrets.  Executive acknowledges that he has had and/or will have access to confidential information of the Company and its Affiliates (including, but not limited to, current and prospective confidential know-how, specialized training, customer lists, marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint ventures) concerning the business, customers, clients, contacts, prospects, and assets of the Company and its Affiliates that is unique, valuable and not generally known outside the Company and its Affiliates, and that was obtained from the Company or an Affiliate or which was learned as a result of the performance of services by Executive on behalf of the Company or an Affiliate (“Trade Secrets”).  Trade Secrets shall not include any information that: (i) is now, or hereafter becomes, through no act or failure to act on the part of Executive that constitutes a breach of this Section 4, generally known or available to the public; (ii) is known to Executive at the time such information was obtained from the Company or an Affiliate; (iii) is hereafter furnished without restriction on disclosure to Executive by a third party, other than an employee or agent of the Company or an Affiliate, who is not under any obligation of confidentiality to the Company or an Affiliate; (iv) is disclosed with the written approval of the Company or an Affiliate; or (v) is required to be disclosed or provided by law, court order, or similar compulsion, including pursuant to or in connection with any legal proceeding involving the parties hereto; provided however, that such disclosure shall be limited to the extent so required or compelled; and provided further, however, that if Executive is required to disclose such confidential information, he shall give the Company notice of such disclosure and cooperate in seeking suitable protections.  Other than in the course of performing services for the Company and its Affiliates, Executive will not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Trade Secrets, but instead will keep all Trade Secrets strictly and absolutely confidential.  Executive will deliver promptly to the Company or the Affiliate that employed Executive, at the termination of his employment or at any other time at the request of the Company or an Affiliate, without retaining any copies, all documents and other materials in his possession relating, directly or indirectly, to any Trade Secrets.

4.2           Non-competition.  Beginning on the Effective Date and for a period continuing through the later of (i) six (6) months following termination of Executive’s employment with the Company and all Affiliates and (ii) the period the Company or an Affiliate is making severance payments to Executive under Section 3.1(a) (the “Restricted Period”), Executive shall not directly or indirectly own any interest in, operate, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for, any company, person, or entity engaged in a “Competitive Business” (as defined herein).  A Competitive Business shall include any company, person or entity that is involved in or seeks to become involved in providing information technology services and solutions to the financial services industry, including business process and technology advice, software package selection and integration, application development, maintenance and support, network and system security and specialized services, in any country in which the Company or an Affiliate is doing business at the time of termination of Executive’s employment.

4.3.          Employee Agreements.  As a condition of this Agreement and as a condition of Executive’s employment with the Company or an Affiliate, Executive is required to sign a separate Employee Non-Disclosure, Development and Non-Solicitation Agreement and/or other similar agreement(s) (collectively, “Employee Agreements”).  Executive hereby reaffirms his commitment to abide by all obligations set forth in all such Employee Agreements.  Executive further agrees that any breach by Executive of any Employee Agreement shall be considered a breach by Executive of this Agreement.  This Agreement shall not be construed to amend, modify or terminate any of Executive’s obligations under any Employee Agreement to the extent this Agreement and the Employee Agreement are not inconsistent.  However, in the event of any direct conflict between the terms of any Employee Agreement and the terms of this Agreement, the terms of this Agreement shall govern and supersede any Employee Agreement.

4.4           Irreparable Harm.  Executive acknowledges that: (i) Executive’s compliance with this Agreement is necessary to preserve and protect the proprietary rights, Trade Secrets, and the goodwill of the Company or an Affiliate as going concerns, and (ii) any failure by Executive to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law.  In the event that Executive fails to comply with the terms and conditions of this Agreement, the obligations of the Company and its Affiliates to pay the severance benefits set forth in Section 3 shall cease, and the Company or an Affiliate will be entitled, in addition to other relief that may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) that may be necessary to cause Executive to comply with this Agreement, to restore to the Company and its Affiliates their property, and to make the Company and its Affiliates whole.

4.5           Survival.  The provisions set forth in this Section 4 shall survive termination of this Agreement.

4.6           Scope Limitations.  If the scope, period of time or area of restriction specified in this Section 4 are or would be judged to be unreasonable in any court proceeding, then the period of time, scope or area of restriction will be reduced or limited in the manner and to the extent necessary to make the restriction reasonable, so that the restriction may be enforced in those areas, during the period of time and in the scope that are or would be judged to be reasonable.

5.             MISCELLANEOUS

5.1           Employment Status.  Nothing herein shall be deemed to create any term of employment, it being expressly understood and agreed between the parties that Executive’s employment is at will and that either party may terminate such employment at any time.

5.2           Governing Law.  All provisions of this Agreement will be construed and governed by Illinois law without regard to its choice of law principles or the laws of any other jurisdiction.  Any suit, claim or other legal proceeding arising out of or relating to Executive’s employment, his termination from employment, or this Agreement shall be brought exclusively in the federal or state courts located in Cook County, Illinois, and Executive and the Company and its Affiliates hereby submit to personal jurisdiction in the State of Illinois and to venue in such courts.  Notwithstanding the foregoing, the Company or an Affiliate may seek and obtain injunctive relief against Executive in any court having jurisdiction over Executive.

5.3           Severability.  Every provision of this Agreement is intended to be severable. If any provision or portion of a provision is illegal or invalid, then the remainder of this Agreement shall not be affected. Moreover, any provision of this Agreement which is determined to be unreasonable, arbitrary or against public policy shall be modified as necessary so that it is not unreasonable, arbitrary or against public policy while maximizing the intent of the parties.

5.4           Entire Agreement.  Except as provided in any non-disclosure, non-solicitation, intellectual property or similar agreement signed by Executive, with respect to its subject matter, this Agreement constitutes the entire understanding of the parties superseding all prior agreements, understandings, negotiations and discussions between them, whether written or oral, and there are no other understandings, representations, warranties or commitments with respect thereto.  Notwithstanding any terms contained herein to the contrary, the Company or its Affiliates, in addition to any rights set forth herein, shall have the right to seek enforcement of any other penalties or restrictions that may apply under any other non-disclosure, non-solicitation, intellectual property or similar agreement between Executive and the Company or its Affiliates.

5.5           Successors and Assigns.  This Agreement may not be assigned by Executive.  This Agreement shall be binding upon and inure to the benefit of all successors and assigns (whether by operation of law or otherwise) of the Company and its Affiliates.

5.6           Amendment. This Agreement may only be amended or terminated by mutual written agreement between the Company and Executive.

5.7.          No Waiver.  No failure or delay by the Company or an Affiliate or Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.  No modification, amendment or waiver of this Agreement nor consent to any departure by Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by the Chairman of the Board.  Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

5.8.          Counterparts.  The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, each party has executed this Severance Agreement or caused this Severance Agreement to be duly executed as of the Effective Date.

	KANBAY INTERNATIONAL, INC.		ROBERT A. WILLIAMS

By:	/s/ William F. Weissman		/s/ Robert A. Williams
Its:	CFO	By:	Robert A. Williams

KANBAY INCORPORATED

By:	/s/ William F. Weissman
Its:	CFO/Director